Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
CommunityOne Bancorp and Subsidiaries
Charlotte, North Carolina
We consent to the incorporation by reference in the registration statements (Nos. 33-72686, 333-54702, 333-99333, 333-105442, 333-109450, 333-133734, 333-143703, 333-144132 and 333-187613) on Form S-8 and the registration statements (Nos. 033-59565, 333-158219 and 333-180604) on Form S-3 of CommunityOne Bancorp and Subsidiaries (the “Company”) of our reports dated March 7, 2014, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2013 annual report on Form 10-K of the Company.

/s/ Dixon Hughes Goodman LLP
Charlotte, North Carolina
March 7, 2014